                                                                    EXHIBIT 99.1

April 23, 2003

Dear Shareholder:

Today we released the attached announcement reporting our financial results for the quarter ended March 31, 2003.

We are pleased to report that during the first quarter, earnings increased 100 percent to $.14 per share on a fully diluted basis, assets grew 58 percent to $1.948 billion, loans grew 35 percent to $1.180 billion, and deposits grew 38 percent to $1.296 billion from the first quarter of 2002. These results were achieved while the quality of our assets improved significantly. For the quarter ended March 31, 2003, we experienced net recoveries of $105,000 of loans and leases previously charged off, and our non-performing assets declined to $3.8 million from $10 million at March 31, 2002. We are particularly pleased with these results given the continued weakness in the economy.

Since March 31, 2003, the Board of Directors has received several unsolicited indications from various banking institutions that they may be interested in acquiring or merging with the Company. After receiving appropriate advice from investment bankers and other consultants and after much careful consideration, the Board unanimously decided not to pursue these indications of interest and adopted the following policy:

         It is our belief that Texas Capital Bancshares is in a growth phase, that it has not reached its full potential, and that the greatest value to be derived for the shareholders is in successfully implementing the Company's strategic plan. Consequently, Texas Capital Bancshares is not for sale at this time. Nevertheless, if a qualified party desires to make a bona fide offer, it is the Board's duty and policy to consider any such offer, to compare it to Texas Capital's potential future value, and to reach a conclusion that the Board believes is in the best interest of the shareholders.

We remain convinced that the best way to provide liquidity and a market price that reflect the future value of the company for the shareholders is through the planned initial public offering. To that end, we are pleased to report that the effort to extend to February 28, 2004 the lockup agreements for those shareholders with 10,000 or more shares who had previously signed lockup agreements was very successful. With the end of the war, a somewhat better tone to the stock market, and the outstanding results recorded by the Company in the first quarter, we remain confident in the prospects for our business and for the successful completion of the IPO.

During the last quarter, we received Board resignations from Dave Lawson, who resigned to become chief financial officer of Capital One, and from Dave Wood, who resigned because of increased commitments in his own business. We will miss their advice and counsel, but are extremely grateful for their service during the formative years of the company.

It is with regret that we also announce the resignation of Raleigh Hortenstine from his positions with Texas Capital Bank and Texas Capital Bancshares and from the boards of directors of both entities effective April 15, 2003. We sincerely appreciate his contributions to the company and will miss him. He was instrumental in helping us raise our initial and subsequent rounds of capital. He was a leader among our management team and was a valuable contributor as a member of the boards of both companies. We wish Raleigh well and look forward to his continued support as a significant shareholder.

Thank you for your ongoing help, and we look forward to seeing you at our annual shareholders meeting on May 20.


/s/ JODY GRANT                                          /s/ GEORGE F. JONES, JR.
Chairman and CEO                                        President and CEO
Texas Capital Bancshares, Inc.                          Texas Capital Bank

Enclosure

This letter contains forward-looking statements, which are subject to risk and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events, or results to differ significantly from those described in the Company's 10Q for the quarter ended March 31, 2003 which will be filed with the Securities and Exchange Commission by May 15, 2003. To obtain the Form 10Q when it is filed, visit our website at texascapitalbank.com or call 214-932-6600.

                      (TEXAS CAPITAL BANCSHARES, INC. LOGO)

Contact:
Blake Lewis, 972.231.1800
blake@blakelewisapr.com


             TEXAS CAPITAL BANCSHARES REPORTS INCREASE IN NET INCOME

DALLAS, Texas (April 23, 2003) - Texas Capital Bancshares, Inc. today reported net income for the first quarter of 2003 of $3.0 million compared to $1.6 million for the first quarter of 2002. On a fully diluted basis, earnings per share were $.14 for the three months ended March 31, 2003 compared to $.07 for the same quarter last year, which represents an increase of 100 percent.

Return on average equity was 9.68 percent and return on average assets was .67 percent for the quarter ended March 31, 2003, compared to 5.65 percent and .53 percent respectively for the first quarter of 2002. The increase in earnings in 2003 is attributed to strong asset and related net interest income growth, strong growth in non-interest income, and modest growth in non-interest expenses. The Company's efficiency ratio was 63.7 percent for the quarter versus
72.0 percent for the same quarter of 2002.

"We are very encouraged about our results for the first quarter of 2003," said Jody Grant, chairman and CEO of Texas Capital Bancshares, Inc. "The 100 percent increase in earnings per share from 2002 continues the strong trend in earnings begun in the first quarter of 2001 when we initially turned profitable. Our performance over the last year was highlighted by a 38 percent growth in deposits and a 35 percent growth in loans. We are also very pleased about the quality of our loan portfolio. In the first quarter, we actually experienced net recoveries of $105,000 of previously charged off loans and leases, and our non-performing loans and leases declined to $3.8 million from $10 million a year ago. We continue to be well situated to benefit from an improving economy and rising interest rates, which is expected to significantly improve our net interest margin."

Net interest income was $11.7 million for the first quarter of 2003, compared to $9.4 million for the first quarter of 2002. The increase was primarily due to an increase in average earning assets of $572.9 million, as compared to the first quarter of 2002, which offset a 61 basis point decrease in net interest margin. The increase in average earning assets included a $232.9 million increase in average net loans and a $331.8 million increase in average securities. Average interest bearing liabilities increased $527.7 million from the first quarter of 2002, which included a $206.3 million increase in interest-bearing deposits and a $311.4 million increase in other borrowings. The increase in average borrowings was primarily related to an increase in federal funds purchased and securities sold under repurchase agreements, and was used to supplement deposits in funding loan growth and securities purchases. The average cost of interest-bearing liabilities decreased from 2.61 percent for the quarter ended March 31, 2002 to 2.31 percent for the same period of 2003, reflecting the continuing decline in market interest rates.

The provision for loan losses was $1.3 million for the first quarter of 2003, compared to $1.2 million for the first quarter of 2002. The provision reflects management's assessment of the risk of loan losses, including risks associated with the continued growth in Texas Capital's loan portfolio. For the quarter ended March 31, 2003, the provision for loan losses to average loans was .45 percent compared to .54 percent during the same quarter in 2002. The reserve for loan losses totaled $15.9 million at March 31, 2003, which is 1.35 percent of total loans, compared to $12.8 million or 1.46 percent at March 31, 2002. The company's reserve ratio to non-performing loans continues to be strong at 417 percent at March 31, 2003, compared to 127 percent at March 31, 2002. Texas Capital had net recoveries of loans and leases previously charged off of $105,000 in the quarter versus net losses of $999,000 in the first quarter of 2002.

Texas Capital had non-performing loans of $3.8 million, or .32 percent of total loans at March 31, 2003 compared to $10.0 million or 1.15 percent of total loans at March 31, 2002. Of the $3.8 million in non-performing loans and leases, $815,000 was in commercial loans, $1,355,000 in real estate loans, $13,000 in consumer loans, and $1,586,000 in leases.

Non-interest income increased $1.1 million, including securities gains of $341,000, compared to the same quarter of 2002 when there were no securities gains. Service charges on deposit accounts in the first quarter of 2003 increased $214,000 due to the higher level of deposits and transactions. Trust fee income increased $34,000 due to continued growth of trust assets in 2003. Income from bank owned life insurance totaled $414,000 for the first quarter of 2003. Cash processing fees in the first quarter of 2003 were consistent with those in the first quarter of 2002. Non-interest income also included an increase in mortgage warehouse fees of approximately $155,000.

Non-interest expense for the first quarter of 2003 increased $1.0 million or 12 percent, compared to the first quarter of 2002 due entirely to increases in salaries and employee benefits. Total employees increased from 196 at March 31, 2002 to 224 at March 31, 2003.

Management expects the balance sheet will continue to be asset-sensitive over the next 12 months, resulting in more loans than deposits repricing over this period. This is largely due to the concentration of assets in variable rate loans, rather than fixed rate loans, which positions the company to benefit from rising interest rates.

Total assets at March 31, 2003 were $1.948 billion, an increase of $155 million from $1.793 billion at December 31, 2002, and an increase of $716 million from $1.232 billion at March 31, 2002. The aggregate loan portfolio at March 31, 2003 was $1.180 billion, an increase of $57 million from $1.123 billion at December 31, 2002, and an increase of $305 million from $875 million at March 31, 2002. Total deposits at March 31, 2003 were $1.296 billion, an increase of $99 million from $1.197 billion at December 31, 2002, and an increase of $359 million from $937 million at March 31, 2002.

About Texas Capital Bancshares

Texas Capital Bancshares, Inc. is a privately owned and operated bank holding company, the principal subsidiary of which is Texas Capital Bank, N.A., headquartered in Dallas, Texas. Texas Capital Bank targets middle market businesses, the executives of those businesses and affluent individuals. The Bank has full-service locations in Austin, Dallas, Fort Worth, Plano and San Antonio.

This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond Texas Capital Bancshares' control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the registration statement on Form S-3 as amended relating to the initial public offering and other filings made by Texas Capital Bancshares with the Securities and Exchange Commission.

TEXAS CAPITAL BANCSHARES, INC.

QUARTERLY FINANCIAL SUMMARY - UNAUDITED
Consolidated Daily Average Balances, Average Yields and Rates
(In thousands except share data)

                                            For the three months ended                     For the three months ended
                                                   March 31, 2003                                 March 31, 2002
                                     --------------------------------------------    ------------------------------------------
                                        Average        Revenue/         Yield/          Average        Revenue/       Yield/
                                        Balance        Expense           Rate           Balance        Expense         Rate
                                     ------------    ------------    ------------    ------------   ------------   ------------
ASSETS
Taxable securities                   $    546,120    $      5,356            3.98%   $    214,281   $      2,889           5.47%
Federal funds sold                         29,394              87            1.20%         21,291             89           1.70%
Deposits in other banks                       213               1            1.90%            171              1           2.37%
Loans                                   1,119,684          14,696            5.32%        884,795         12,501           5.73%
   Less reserve for loan losses            14,944              --              --          12,928             --             --
                                     ------------    ------------    ------------    ------------   ------------   ------------
Loans, net of reserve                   1,104,740          14,696            5.39%        871,867         12,501           5.81%
                                     ------------    ------------    ------------    ------------   ------------   ------------
Total earning assets                    1,680,467          20,140            4.86%      1,107,610         15,480           5.67%
Cash and other assets                     144,661                                          87,044
                                     ------------                                     -----------
Total assets                         $  1,825,128                                     $ 1,194,654
                                     ============                                     ===========

LIABILITIES AND STOCKHOLDERS'
   EQUITY
Transaction deposits                 $     59,584    $        112            0.76%   $     48,658   $        125           1.04%
Savings deposits                          381,587           1,640            1.74%        342,460          1,519           1.80%
Time deposits                             524,622           3,630            2.81%        368,359          3,263           3.59%
                                     ------------    ------------    ------------    ------------   ------------   ------------
Total interest-bearing deposits           965,793           5,382            2.26%        759,477          4,907           2.62%
Other borrowings                          496,617           2,885            2.36%        185,263          1,179           2.58%
Long-term debt                             10,000             133            5.39%             --             --             --
                                     ------------    ------------    ------------    ------------   ------------   ------------
Total interest-bearing liabilities      1,472,410           8,400            2.31%        944,740          6,086           2.61%
Demand deposits                           213,991                                         130,552
Other liabilities                          11,784                                           7,464
Stockholders' equity                      126,943                                         111,898
                                     ------------                                    ------------
Total liabilities and
   stockholders' equity              $  1,825,128                                    $  1,194,654
                                     ============                                    ============

Net interest income                                  $     11,740                                   $      9,394
Net interest income to earning
   assets                                                                    2.83%                                         3.44%
                                                                     ------------                                  ------------
Provision for loan losses                                   1,250                                          1,171
Non-interest income                                         3,329                                          2,196
Non-interest expense                                        9,378                                          8,341
                                                     ------------                                   ------------
INCOME BEFORE TAXES                                         4,441                                          2,078
Federal income tax                                          1,410                                            520
                                                     ------------                                   ------------
NET INCOME                                           $      3,031                                   $      1,558
                                                     ============                                   ============
EARNINGS PER SHARE:
   NET INCOME
   Basic                                             $        .14                                   $        .07
   Diluted                                           $        .14                                   $        .07
Return on average equity                                     9.68%                                          5.65%
Return on average assets                                      .67%                                           .53%
Equity to assets                                             6.96%                                          9.37%

TEXAS CAPITAL BANCSHARES, INC.

SUMMARY OF LOAN LOSS EXPERIENCE
(In thousands)

                                                                      Three months ended March 31
                                                                         2003             2002
                                                                    -------------     -------------
Beginning balance                                                   $      14,538     $      12,598
Loans charged-off:
    Commercial                                                                 --             1,000
    Leases                                                                     13                --
                                                                    -------------     -------------
Total                                                                          13             1,000
Recoveries:
    Commercial                                                                 78                --
    Consumer                                                                   --                 1
    Leases                                                                     40                --
                                                                    -------------     -------------
Total recoveries                                                              118                 1
                                                                    -------------     -------------
Net charge-offs (recoveries)                                                 (105)              999
Provision for loan losses                                                   1,250             1,171
                                                                    -------------     -------------
Ending balance                                                      $      15,893     $      12,770
                                                                    =============     =============


Reserve for loan losses to loans outstanding at end of period                1.35%             1.46%
Net charge-offs to average loans                                               --               .46%
Provision for loan losses to average loans                                    .45%              .54%
Recoveries to gross charge-offs                                            907.69%              .10%
Reserve as a multiple of net charge-offs                                       --             12.8x

Non-performing and renegotiated loans:
    Loans past due (90 days)                                        $          38     $       5,312
    Non-accrual                                                             3,769             4,750
                                                                    -------------     -------------
Total                                                               $       3,807     $      10,062
                                                                    =============     =============

Reserve as a percent of non-performing and renegotiated loans              417.47%           126.91%

TEXAS CAPITAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In thousands except share data)

                                                                 Three months ended March 31
                                                                   2003            2002
                                                               -------------    -------------
INTEREST INCOME
Interest and fees on loans                                     $      14,696    $      12,501
Securities                                                             5,356            2,889
Federal funds sold                                                        87               89
Deposits in other banks                                                    1                1
                                                               -------------    -------------
Total interest income                                                 20,140           15,480
INTEREST EXPENSE
Deposits                                                               5,382            4,907
Federal funds purchased                                                  440              375
Other borrowings                                                       2,445              804
Long-term debt                                                           133               --
                                                               -------------    -------------
Total interest expense                                                 8,400            6,086
                                                               -------------    -------------
NET INTEREST INCOME                                                   11,740            9,394
PROVISION FOR LOAN LOSSES                                              1,250            1,171
                                                               -------------    -------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   10,490            8,223
NON-INTEREST INCOME
Service charges on deposit accounts                                      843              629
Trust fee income                                                         281              247
Gain on sale of securities                                               341               --
Cash processing fees                                                     900              993
BOLI income                                                              414               --
Other                                                                    550              327
                                                               -------------    -------------
Total non-interest income                                              3,329            2,196
NON-INTEREST EXPENSE
Salaries and employee benefits                                         5,379            4,333
Net occupancy expense                                                  1,187            1,277
Advertising                                                              193               80
Legal and professional                                                   579              684
Communications and data processing                                       720              722
Franchise taxes                                                           37               14
Other                                                                  1,283            1,231
                                                               -------------    -------------
Total non-interest expense                                             9,378            8,341
                                                               -------------    -------------
INCOME BEFORE INCOME TAXES                                             4,441            2,078
Income tax expense                                                     1,410              520
                                                               -------------    -------------
NET INCOME                                                             3,031            1,558

Preferred stock dividends                                               (274)            (261)
                                                               -------------    -------------
Income available to common stockholders                        $       2,757    $       1,297
                                                               =============    =============
EARNINGS PER SHARE:
Basic                                                          $         .14    $         .07
Diluted                                                        $         .14    $         .07

TEXAS CAPITAL BANCSHARES, INC.

(In thousands except share data)

                                                                                      March 31,      December 31,      March 31,
                                                                                        2003             2002             2002
                                                                                    -------------    -------------    -------------
ASSETS
Cash and due from banks                                                             $      56,049    $      88,744    $      31,407
Federal funds sold                                                                         62,210               --           60,360
Securities, available for sale                                                            620,769          553,169          266,163
Loans, net                                                                              1,037,121          988,019          833,832
Loans held for sale                                                                       122,950          116,106           24,000
Premises and equipment, net                                                                 3,498            3,829            4,612
Accrued interest receivable and other assets                                               44,084           41,919           10,584
Goodwill, net                                                                               1,496            1,496            1,496
                                                                                    -------------    -------------    -------------
Total assets                                                                        $   1,948,177    $   1,793,282    $   1,232,454
                                                                                    =============    =============    =============


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits:
     Non-interest bearing                                                           $     272,789    $     238,873    $     141,762
     Interest bearing                                                                   1,023,357          957,662          794,999
                                                                                    -------------    -------------    -------------
   Total deposits                                                                       1,296,146        1,196,535          936,761

Accrued interest payable                                                                    2,714            3,826            2,290
Other liabilities                                                                           7,413            8,485            3,305
Federal funds purchased                                                                   148,729           83,629           85,369
Repurchase agreements                                                                     352,628          302,083           72,588
Other borrowings                                                                            2,785           63,748           20,116
Long-term debt                                                                             10,000           10,000               --
                                                                                    -------------    -------------    -------------
Total liabilities                                                                       1,820,415        1,668,306        1,120,429

Stockholders' equity:
   Series A convertible preferred stock, $.01 par value, 6%: Authorized shares -
     10,000,000 Issued shares - 1,057,142 at March 31, 2003, December 31, 2002
       and March 31, 2002                                                                      11               11               11
   Common stock, $.01 par value:
     Authorized shares - 100,000,000
     Issued shares - 18,517,656, 18,500,812 and 18,430,246 at March 31, 2003,
       December 31, 2002 and March 31, 2002, respectively                                     185              185              184
   Series A-1 Non-voting common stock, $.01 par value:
     Issued shares - 694,672, 695,516 and 711,456 at March 31, 2003, December
       31, 2002 and March 31, 2002, respectively                                                7                7                7
   Additional paid-in capital                                                             131,707          131,881          132,367
   Accumulated deficit                                                                    (10,316)         (13,347)         (19,132)
   Treasury stock (shares at cost: 97,246, 97,246 and 84,274 at
     March 31, 2003, December 31, 2002 and March 31, 2002)                                   (668)            (668)            (573)
   Deferred compensation                                                                      573              573              573
   Accumulated other comprehensive income                                                   6,263            6,334           (1,412)
                                                                                    -------------    -------------    -------------
Total stockholders' equity                                                                127,762          124,976          112,025
                                                                                    -------------    -------------    -------------
Total liabilities and stockholders' equity                                          $   1,948,177    $   1,793,282    $   1,232,454
                                                                                    =============    =============    =============